Exhibit 99.1

Piper Jaffray Companies
800 Nicollet Mall, Suite 1000 Minneapolis, MN 55402

F O R I M M E D I A T E R E L E A S E	CONTACT Tim Carter Chief Financial Officer Tel: 612 303-5607 timothy.l.carter@pjc.com

Piper Jaffray Companies announces sale of

Advisory Research, Inc.

MINNEAPOLIS, May 29, 2019 – Piper Jaffray Companies (NYSE: PJC), a leading investment bank, today announced the sale of Advisory Research, Inc. through two separate transactions which will result in the firm exiting its traditional asset management business.  It has signed a definitive agreement to sell the midstream energy business of Advisory Research, Inc. to Tortoise Capital Advisors. Piper Jaffray has also entered into a letter of intent to sell the remaining Advisory Research business to a partner group led by Matthew Swaim, Managing Director and Executive Committee Chairman at Advisory Research. Piper Jaffray expects to generate net cash proceeds from these two transactions of approximately $60-70 million, exclusive of potential earn-out proceeds.

“Tortoise has built an excellent investment management platform focused on essential assets” commented Deb Schoneman, president of Piper Jaffray. “The Advisory Research energy infrastructure investment team will continue to bring their deep expertise and strong investment process to existing clients, while leveraging Tortoise’s knowledge in investing across the energy value chain.  In addition, Tortoise will bring expanded distribution and product capabilities to enhance growth potential.”

Commenting on the sale, Tortoise Chief Executive Officer, Kevin Birzer said “We are thrilled for the experienced Advisory Research energy infrastructure team to join Tortoise. Bringing together two of the longest tenured midstream energy teams will create an even stronger and deeper combined team.”

The remaining Advisory Research teams, based in Chicago, will continue to manage their existing products and client assets. “Without significant investment, the business lacks the potential to scale to a level that will represent a meaningful part of Piper Jaffray’s overall business mix” said Schoneman. “We are confident that Matt and his partners will continue to provide excellent stewardship of these client assets by providing exceptional investment results and client service to their client base.”

Commenting on the sale, ARI Executive Committee Chairman, Matthew Swaim said “With our long tenured, focused investment teams executing in areas of the market that require unique expertise, we are thrilled to return the ARI business to its legacy partnership roots. We will continue to invest in premier investment talent, maintain our intense focus on client success and grow our niche investment strategies with like-minded clients.”

Piper Jaffray acquired Advisory Research in 2010. Since that time, the asset management industry has continued to evolve in terms of product availability and distribution capabilities. During this same timeframe, Piper Jaffray significantly scaled its banking platforms to become a market leader in its areas of focus, creating enhanced financial performance and shareholder returns. These two factors combined led to the decision to pursue a sale. Advisory Research currently represents approximately 5% of Piper Jaffray’s adjusted net revenue.

“These transactions sharpen our focus with respect to core strengths” commented Chad Abraham, chief executive officer of Piper Jaffray. “We intend to reinvest the capital from this sale in our core areas of expertise through both organic investments and corporate development activity in order to generate higher returns for our shareholders.”

The transactions are expected to close in the second half of 2019 and are subject to customary regulatory and closing conditions, including client consents. The earn-out provisions of the Tortoise transaction provide additional potential consideration based on year one results. Faegre Baker Daniels LLP is serving as legal advisor and Ardea Partners is serving as the exclusive financial advisor in connection with these transactions.

About Piper Jaffray

Piper Jaffray is a leading investment bank and institutional securities firm driven to help clients Realize the Power of Partnership®. Through a distinct combination of candid counsel, focused expertise and empowered employees, we deliver insight and impact to each and every relationship. Our proven advisory teams combine deep product and sector expertise with ready access to global capital. Founded in 1895, the firm is headquartered in Minneapolis with offices across the United States and in Hong Kong, Aberdeen and London. www.piperjaffray.com

About Advisory Research, Inc.

With more than $6 billion in assets under management, Advisory Research, Inc. is a diversified investment manager that provides a broad spectrum of traditional and alternative investments, including value oriented U.S., international and global, as well as MLP & energy infrastructure strategies to leading institutions.

About Tortoise

Tortoise invests in essential assets – those assets and services that are indispensable to the economy and society. Tortoise’s solid track record of energy value chain investment experience and research dates back more than 15 years. Tortoise’s infrastructure expertise includes midstream energy, renewables and water. With a steady wins approach and a long-term perspective, Tortoise strives to make a positive impact on clients and communities. To learn more, please visit www.tortoiseadvisors.com.

Cautionary Note Regarding Forward-Looking Information

This announcement contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These forward-looking statements cover, among other things, expectations regarding the closing of the planned divestitures and the timing of these closings, the intended uses of the proceeds from these divestitures and the results of these intended uses. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including the following: (1) closing of the divestitures described in this announcement is subject to client consents and other regulatory closing conditions and may not close on the expected timing or at all; (2) the expected use of proceeds may not be carried out or may not yield the expected results; (3) other factors identified under “Risk Factors” in Part I, Item 1A of our Annual Report on Form

10-K for the year ended December 31, 2018, and updated in our subsequent reports filed with the SEC. These reports are available at www.piperjaffray.com or www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.

Piper Jaffray Companies (NYSE: PJC) is a leading investment bank and institutional securities firm driven to help clients Realize the Power of Partnership®. Securities brokerage and investment banking services are offered in the U.S. through Piper Jaffray & Co., member SIPC and FINRA; in Europe through Piper Jaffray Ltd., authorized and regulated by the U.K. Financial Conduct Authority; and in Hong Kong through Piper Jaffray Hong Kong Limited, authorized and regulated by the Securities and Futures Commission. Asset management products and services are offered through five separate investment advisory affiliates—U.S. Securities and Exchange Commission (SEC) registered Advisory Research, Inc., Piper Jaffray Investment Management LLC, PJC Capital Partners LLC and Piper Jaffray & Co., and Guernsey-based Parallel General Partners Limited, authorized and regulated by the Guernsey Financial Services Commission.

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